Exhibit 10.93

LOAN AGREEMENT

between

MICHIGAN STRATEGIC FUND

and

CANTON RENEWABLES, LLC

Dated as of March 1, 2014

relating to

$12,400,000

Michigan Strategic Fund

Solid Waste Facility Limited Obligation Revenue Bonds
(Canton Renewables, LLC — Sauk Trail Hills Project)
Series 2014

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1.	Definition of Terms	2
Section 1.2.	Number and Gender	2
Section 1.3.	Articles, Sections, Etc.	2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE BORROWER

Section 2.1.	Representations of the Issuer	2
Section 2.2.	Representations and Warranties of the Borrower	4

ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1.	Agreement to Issue Bonds; Application of Bond Proceeds	7
Section 3.2.	Disbursements from the Project Fund	8
Section 3.3.	Moneys in Project Fund	9
Section 3.4.	Investment of Moneys in Funds	9
Section 3.5.	Limitation of Issuer’s Liability	10

ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1.	Loan of Bond Proceeds; Issuance of Bonds	10
Section 4.2.	Loan Payments and Payment of Other Amounts	10
Section 4.3.	Application of Project Revenues	12
Section 4.4.	Unconditional Obligation	12
Section 4.5.	Assignment of Issuer’s Rights	13
Section 4.6.	Amounts Remaining in Funds	13

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1.	Right of Access to the Project	13
Section 5.2.	The Borrower’s Maintenance of its Existence	13
Section 5.3.	Records and Financial Statements of Borrower	14
Section 5.4.	Insurance	14
Section 5.5.	Maintenance and Repairs; Taxes; Utility and Other Charges	15
Section 5.6.	Qualification in the State	15
Section 5.7.	Tax Covenant	15
Section 5.8.	Notices and Certificates to Trustee	15

Section 10.8.	Binding Effect	29
Section 10.9.	Complete Agreement	29
Section 10.10.	Business Days	29
Section 10.11.	Waiver of Personal Liability	29
Section 10.12.	Third Party Beneficiary	29

Exhibit A - Description of Project		A-1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of March 1, 2014, by and between the Michigan Strategic Fund (the “Issuer”), a public body corporate and politic of the State of Michigan created and existing under Act No. 270, Public Acts of Michigan, 1984, as amended (the “Act”), and Canton Renewables, LLC, a limited liability company duly organized and existing under the laws of the State of Michigan (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Issuer is created under the provisions of Act 270, Public Acts of Michigan, as amended (the “Act”) for, among other purposes, assisting business enterprises in obtaining additional sources of funding to aid the State of Michigan in achieving the goal of long-term economic growth and full employment, preserving existing jobs and creating new jobs, all through the retention, promotion and development of industry and industrial buildings and facilities and commerce and commercial facilities, including solid waste disposal facilities with respect thereto; and

WHEREAS, the Project will enhance the Borrower’s ability to serve commercial businesses, industrial and manufacturing plants and communities near Canton, Michigan in the disposition and recycling of their solid waste through the construction of facilities and the acquisition and installation of machinery and equipment; and

WHEREAS, the Act authorizes and empowers the Issuer to assist any person, firm or corporation in the financing of certain projects and facilities and the refunding of certain bonds previously issued therefore, through the issuance of its limited obligation revenue bonds; and

WHEREAS, in furtherance of the purposes of the Act, the Issuer proposes to finance or refinance the cost of the acquisition, construction, installation, improving, and/or equipping of certain solid waste disposal facilities more particularly described in Exhibit A hereto (collectively, the “Project”); and

WHEREAS, in order to finance or refinance the cost of the Project, the Issuer is authorized by the Act to issue bonds payable from the revenue derived from the repayment of loans made to the user of the Project; and

WHEREAS, the Issuer has determined to issue its Solid Waste Facility Limited Obligation Revenue Bonds (Canton Renewables, LLC — Sauk Trail Hills Project) Series 2014 in the aggregate principal amount of $12,400,000 (the “Bonds”), pursuant to a Trust Indenture of even date herewith (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), in order to provide funds to finance or refinance the cost of acquiring, constructing, improving and/or equipping the Project and to finance all or a portion of the cost of issuing the Bonds; and

WHEREAS, the Issuer has undertaken to finance or refinance the cost of the Project by loaning the proceeds derived from the sale of the Bonds to the Borrower pursuant to this Agreement, under which the Borrower is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and

WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign to the Trustee its right to receive payments (excluding Unassigned Issuer Rights), and certain other rights (excluding Unassigned Issuer Rights), under this Agreement:

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                                Definition of Terms.  Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2.                                Number and Gender.  The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa.  The use herein of a word of any gender shall include all genders.

Section 1.3.                                Articles, Sections, Etc.  Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.  The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE BORROWER

Section 2.1.                                Representations of the Issuer.  The Issuer makes the following representations to the Borrower as the basis for its undertakings herein contained:

(a)                                 The Issuer is a public body corporate and politic created and existing under the Act, having those powers enumerated under the Act.  Based upon representations of the Borrower, the Project constitutes a “project” within the meaning of the Act.  Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and under the Indenture.  By proper action, the Issuer has duly authorized the execution, delivery and performance of its obligations under this Agreement and the Indenture pursuant to a resolution of the Issuer adopted on February 25, 2014.

(b)                                 The Bonds will be issued under and secured by the Indenture, pursuant to which the Revenues derived by the Issuer hereunder and the Issuer’s rights under this Agreement (except certain Unassigned Issuer Rights) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds.  The Issuer, immediately following execution and delivery hereof, shall assign this Agreement and all amounts payable hereunder, except certain Unassigned Issuer Rights, to the Trustee, in trust as security for the payment of the Bonds, to be held and applied pursuant to the provisions of the Indenture.

(c)                                  The Issuer has not pledged and will not pledge any interest in this Agreement for any purpose other than to secure the Bonds under the Indenture.  The Bonds constitute the only bonds or other obligations of the Issuer in any manner payable from the Revenues to be derived from this Agreement, and except for the Bonds, no bonds or other obligations have been or will be issued on the basis of this Agreement.

(d)                                 All public hearings by, authorizations, consents, and approvals of, and registrations or filings with, governmental bodies or agencies (other than approvals which might be required under the securities laws of any jurisdiction) required for the delivery, issuance and sale by the Issuer of the Bonds and the execution and delivery by the Issuer of this Agreement and the Indenture, or in connection with the carrying out by the Issuer of the obligations hereunder and thereunder, have been obtained or made and are in full force and effect.  No representation is made herein as to compliance with the securities or “blue sky” laws of any jurisdiction.

(e)                                  The Issuer has found and determined and hereby finds and determines that all requirements of the Act with respect to the issuance of the Bonds and the execution of this Agreement have been complied with and that issuing the Bonds and entering into this Agreement will be in furtherance of the purposes of the Act.

(f)                                   No director, member, officer or other official of the Issuer is employed by the Borrower or has any interest in the transactions contemplated by this Agreement.

(g)                                  The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being undertaken by the Borrower.  The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Borrower.  Any bond purchaser, assignee of this Agreement or any other party with any interest in this transaction, should make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.

(h)                                 The execution and delivery of, and the performance of the obligations and agreements of the Issuer set forth in this Agreement, the Indenture and the Bonds are within the power and authority of the Issuer and have been duly authorized by the Issuer and will not contravene any provision of any judgment, order or decree to which the Issuer is subject or contravene or constitute a default under any contract, agreement or other instrument to which the Issuer is a party.

(i)                                     The Issuer is not in violation of the Act or, to its knowledge, any existing law, rule or regulation applicable to it which would affect its existence or the matters referred to in the preceding subsections (a) through (h).

(j)                                    All actions of the Issuer with respect to the issuance of the Bonds occurred at meetings held after notice given in accordance with the Issuer’s procedures and applicable law, which were open to the public and at which quorums were present and acting throughout, and said actions appear of public record in the minute books of the Issuer.

(k)                                 There is no default of the Issuer in the payment of the principal of or interest on any of its indebtedness for borrowed money or under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been incurred which does or could reasonably be expected to affect the validity and enforceability of the Indenture, the Bonds or this Agreement or the ability of the Issuer to perform its obligations thereunder or hereunder, and no event has occurred and is continuing under the provisions of any such instrument or agreement which constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a default.

(l)                                     With respect to the Bonds, there are no other obligations of the Issuer that have been, are being or will be (i) sold at substantially the same time (i.e., less than 15 days apart), (ii) sold pursuant to the same plan of financing, and (iii) reasonably expected to be paid from substantially the same source of funds.

(m)                             To the best of its knowledge, no litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or threatened against the Issuer with respect to (i) the organization and existence of the Issuer, (ii) its authority to execute or deliver the Indenture, the Bonds or this Agreement or to perform its obligations thereunder, (iii) the validity or enforceability of any of such instruments or the transactions contemplated thereby, (iv) the title of any officer of the Issuer who executed such instruments, or (v) any authority or proceedings related to the execution and delivery of such instruments on behalf of the Issuer.  No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.

(n)                                 The Issuer will, upon the written direction of the Borrower, take all steps specified in such directions as are required to be taken by the Issuer in connection with the computation and payment of rebatable arbitrage in accordance with Section 148(f) of the Code and Section 1.148-3 of the Regulations, including, but not limited to, the execution by the Issuer for filing by the Borrower of Internal Revenue Service Form 8038-T or any successor form required by such sections.  The Issuer may conclusively rely on the directions of the Borrower with regard to any actions to be taken by it pursuant to this Section and shall have no liability for any consequences of any failure of the Borrower to supply accurate or sufficient directions or for the Bonds becoming “arbitrage bonds” as a result of compliance with such directions.

Section 2.2.                                Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)                                 That it has full legal right, power and authority (i) to enter into this Agreement, the Leasehold Mortgage, the Collateral Assignment, the Depository Agreement, the Security Agreement, the Tax Certificate, the Consent and Agreement and the Collateral Assignment of Gas Sale Agreement (Vernon) (collectively, the “Borrower Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations under the Borrower Loan Documents and (iv) to consummate the transactions contemplated by the Borrower Loan Documents.

(b)                                 That it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified to conduct business in the State of Michigan.  The Borrower has, by proper corporate action, duly authorized the execution and delivery of the Borrower Loan Documents and the performance of its obligations thereunder.

(c)                                  That this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies.  Upon the execution and delivery hereof and thereof, each of the Borrower Loan Documents will constitute a valid and binding obligation of the Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d)                                 The execution and delivery of the Borrower Loan Documents and the performance by it of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the organizational documents of the Borrower, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Borrower under the terms of any material document, instrument or commitment to which it is a party or by which it or any of its property is bound.

(e)                                  The Borrower has leasehold title to the Project Site and title to the Project sufficient to carry out the purposes of this Agreement

(f)                                   That neither it nor any of its business or properties, nor any relationship between it or any other person, nor any circumstances in connection with the execution, delivery and performance by it of the Borrower Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Borrower other than those already obtained.

(g)                                  That it has not been served with and, to its knowledge there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Borrower which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Borrower or the execution and delivery of the Borrower Loan Documents, (ii) affects or questions the validity or enforceability of the Borrower Loan Documents, (iii) questions the power or authority of the Borrower to carry out the transactions contemplated by, or to perform its obligations under the Borrower Loan Documents or the powers of the Borrower to own, acquire, equip or operate the Project, or (iv) which, if adversely determined, would materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.

(h)                                 That it is not in default under any document, instrument or commitment to which it is a party or to which it or any of its property is subject which default would or could affect its ability to carry out its obligations under the Borrower Loan Documents.

(i)                                     That any certificate signed by the Authorized Representative of the Borrower and delivered pursuant to the Borrower Loan Documents or the Indenture shall be deemed a representation and warranty by it to the Issuer and the Trustee of the statements made therein.

(j)                                    The information contained in the Limited Offering Memorandum relating to the Bonds (other than the information contained under the headings “The Issuer” and “Litigation — The Issuer” (to the extent such information does not relate to the Borrower) and the information about DTC or its book-entry only procedures, as to all of which no representation is made) is true and correct in all material respects as of the date of the Limited Offering Memorandum and as of the Issuance Date of the Bonds, and such information as of such dates did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k)                                 That the Costs of the Project are as set forth in the Tax Certificate and have been determined in accordance with sound engineering/construction and accounting principles.  All the information provided and representations made by the Borrower in the Tax Certificate are true and correct as of the date thereof.

(l)                                     That the Project consists and will consist of those facilities described in Exhibit A hereto and it shall not make any changes to the Project or to the operation thereof that would adversely affect the qualification of the Project under the Act or adversely affect the Tax-exempt status of the interest on the Bonds.  In particular, it shall comply with all requirements set forth in the Tax Certificate.

(m)                             That to its knowledge, no director, member, officer or other official of the Issuer has any material financial interest in the Borrower or the Project.

(n)                                 That all certificates, approvals, permits and authorizations with respect to the construction or the operation of the Project of applicable local governmental agencies, the State and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(o)                                 That no event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

(p)                                 That it has no present intention of disposing of or abandoning the Project nor of directing the Project to a use other than the purposes represented to the Issuer.

(q)                                 That, by virtue of the Project being financed under the Act, it has not and will not maintain that it is entitled to an exemption from State sales or use taxes on personal property acquired in connection with the Project.

(r)                                    That the Project is not in violation of any federal, state or local environmental laws.

(s)                                   That the construction or installation of the Project will prevent conditions of unemployment, preserve existing jobs and create three new jobs, promote the development of present business enterprises in Michigan, and aid in the revitalization and diversification of the Michigan economy in general.

(t)                                    That the Project will be operated as a “project,” as defined in the Act, throughout the term of this Agreement.

(u)                                 That no part of the Project is devoted to housing.

(v)                                 That the Project has been constructed and equipped in such a manner as to conform with all applicable zoning, planning, building, environmental, and other regulations of the governmental authorities having jurisdiction of the Project.

(w)                               That no portion of the Bond proceeds will be used for the acquisition of any “property” (which includes equipment) unless the first use of that property is pursuant to that acquisition.

(x)                                 Bond proceeds not in excess of the Debt Service Reserve Fund Requirement will be deposited in the Debt Service Reserve Fund.

(y)                                 That, other than the Bonds, no other tax-exempt obligations issued for the benefit of the Borrower that are reasonably expected to be paid from substantially the same source of funds as the Bonds have been or will be sold, pursuant to the same plan of financing, during the period beginning 15 days before the sale date and ending 15 days after the sale date, namely the period from February 19, 2014 through and including March 21, 2014.

(z)                                  That the Borrower will use straight line depreciation for federal tax purposes for any part of the Project financed with Bond proceeds.

ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1.                                Agreement to Issue Bonds; Application of Bond Proceeds.

(a)                                 To provide funds to finance or refinance Costs of the Project and Costs of Issuance, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds.  The Issuer will thereupon apply the proceeds received from the sale of the Bonds as provided herein and in the Indenture.

(b)                                 The Borrower agrees that it has completed the acquisition, construction, improvement, installation and equipping of, the Project, substantially in accordance with the description of the Project prepared by the Borrower and submitted to the Issuer, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Issuer shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto.  The Borrower further agrees that the Project commenced operations in December 2012.  The Borrower shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project as a “project” under the Act or adversely affect the Tax-exempt status of the interest on the Bonds.  In particular, the Borrower agrees to comply with all requirements set forth in the Tax Certificate.

(c)                                  In the event that the Borrower desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Borrower shall be required to deliver to the Issuer and the Trustee:

(i)                                     a certificate of an Authorized Representative of the Borrower describing in detail the proposed changes and stating that they will not adversely affect the Project qualifying as facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

(ii)                                  a copy of the proposed form of amended or supplemented Exhibit A hereto; and

(iii)                               an opinion of Bond Counsel addressed to the Trustee with a copy to be delivered to the Issuer relating to such proposed changes.

Section 3.2.                                Disbursements from the Project Fund.

(a)                                 The Borrower will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i)                                     Payment to the Borrower of such amounts, if any, as shall be necessary to reimburse the Borrower in full for all advances and payments made by it no earlier than April 23, 2011 (which is 60 days prior to June 22, 2011), in connection with the acquisition, construction, improvement, equipping and installation of the Project.

(ii)                                  Payment to any vendors, suppliers or contractors to construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii)                               Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the construction and installation of the Project.

(iv)                              Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Borrower.

(v)                                 Payment of any other Costs of the Project permitted by the Tax Certificate (but not including any Costs of Issuance).

Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by an Authorized Representative of the Borrower.

(b)                                 All disbursements from the Project Fund must comply with the requirements of the Tax Certificate.

Section 3.3.                                Moneys in Project Fund.  In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of construction, installation and equipping of the Project in full, the Borrower agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the construction, installation and equipping of the Project in excess of the moneys available for such purpose in the Project Fund.  The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs.  The Borrower agrees that if, after exhaustion of the moneys in the Project Fund, the Borrower should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, they shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the holders of any of the Bonds, nor shall they be entitled to any diminution of the amounts payable under Section 4.2 hereof.

All moneys remaining in the Project Fund (other than moneys relating to provisional payments) after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.

Section 3.4.                                Investment of Moneys in Funds.  Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Borrower, be invested or reinvested by the Trustee as provided in the Indenture.  Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.  The Borrower acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Borrower the right to receive brokerage confirmations of security transactions from the Trustee as they occur, at no additional cost, the Borrower specifically waives receipt of such confirmations to the extent permitted by law.

Section 3.5.                                Limitation of Issuer’s Liability.  Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur in connection with the undertaking of the Project for the payment of money shall not be deemed to constitute a debt or general obligation of the Issuer, the State or any political subdivision thereof, but shall be payable solely from the revenues and receipts received by it under this Agreement and the other Borrower Loan Documents.  No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer, the State or any political subdivision thereof a pecuniary liability or a charge upon its general credit or taxing powers.  The Issuer has no taxing power.  No officer, director, employee, council member or agent of the Issuer or shall be personally liable on this Agreement.

ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1.                                Loan of Bond Proceeds; Issuance of Bonds.  The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Borrower from the proceeds of the Bonds for the purpose of financing or refinancing the Costs of the Project and Costs of Issuance and funding the Debt Service Reserve Fund.  The Issuer further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms.  Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.

Section 4.2.                                Loan Payments and Payment of Other Amounts.

(a)                                 The Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture.  Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee.  The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.  Without limiting the foregoing, the Borrower further covenants and agrees as follows:

(1)                                 Subject to subsection (3) below, commencing in July 2014 the Borrower, on or before the 25th day of each month, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, will deposit in immediately available funds in the Bond Fund established and maintained pursuant to the Indenture (and, if applicable, shall cause the Trustee to transfer to the Depository Bank for deposit in accordance with the Depository Agreement), a sum equal to one-sixth (1/6th) of the amount of interest payable on the next Interest Payment Date; provided however, for the period beginning on the Issue Date and ending July 1, 2014, the Borrower shall deposit monthly one-fourth (1/4th) of the amount of interest payable on the next Interest Payment Date.

(2)                                 Subject to subsection (3) below, commencing in July 2014 the Borrower, on or before the 25th day of each month, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, will deposit in immediately available funds in the Bond Fund established and maintained pursuant to the Indenture (and, if applicable, shall cause the Trustee to transfer to the Depository Bank for deposit in accordance with the Depository Agreement), a sum equal to one-sixth (1/6th) of the amount of principal payable (whether at maturity or upon a sinking fund redemption date) on the next Principal Payment Date; provided however, for the period beginning on the Issue Date and ending July 1, 2014, the Borrower shall deposit monthly one-fourth (1/4th) of the amount of principal payable on the next Principal Payment Date.

(3)                                 Notwithstanding subsections (1) and (2) above, beginning January 1, 2021, the Borrower shall have credit against its payments due on and after January 1, 2021 under this Section 4.2(a) from moneys available in the Debt Service Reserve Fund, in such amounts as are designated by the Borrower.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section.  Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Payment hereunder.

(b)                                 The Borrower also agrees to pay on or before the 25th day of each month one-sixth (1/6th) of the amount of payments required to make up any deficiency in the Debt Service Reserve Fund caused by any use of moneys in the Debt Service Reserve Fund to pay debt service on the Bonds, until such deficiency has been fully paid or provision for the payment thereof shall have been made.  The Borrower also agrees to make payments on or before the 25th day of each month sufficient to restore the Debt Service Reserve Fund to the Debt Service Reserve Fund Requirement in two consecutive equal monthly installments beginning in the month following any calculation of the value of the Debt Service Reserve Fund at an amount less than the Debt Service Reserve Fund Requirement.

(c)                                  The obligation of the Borrower to make any payment required by Subsections 4.2(a) and (b) shall be deemed to have been satisfied to the extent of any corresponding transfer by the Trustee from the Bond Fund pursuant to Section 5.2 of the Indenture or by the Depository Bank from the Revenue Fund pursuant to Section 3.2 of the Depository Agreement.

(d)                                 The Borrower also agrees to pay (i) the annual fee of the Trustee for ordinary services rendered as trustee and ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other

Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due.  The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(e)                                  The Borrower covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer and its counsel in connection with this Agreement, the Project, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, and (ii) all other amounts which the Borrower agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code.  Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable.  When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(f)                                   The Borrower also agrees to pay fees and expenses of independent certified public accountants necessary for the preparation of annual or other audits, reports or summaries thereof required by this Agreement, the Indenture or by the Issuer, including a report of an independent certified public accountant with respect to any fund established under the Indenture;

(g)                                  The Borrower agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and Section 6.1 hereof and to pay the fees, charges and expenses of any rebate analyst.

(h)                                 In the event that the Borrower should fail to make any of the payments required by Subsections (a)-(g) of this Section, such payments shall continue as obligations of the Borrower until such amounts shall have been fully paid.  The Borrower agrees to pay such amounts, together with interest thereon until paid, to the extent permitted by law.  Interest on overdue payments required under subsection (a) above shall be paid to Bondholders as provided in the Indenture

Section 4.3.                                Application of Revenues.  While any Bonds are Outstanding, Revenues received by or on behalf of the Borrower shall be tendered immediately to the Depository Bank and deposited by the Depository Bank in the Revenue Fund established under the Depository Agreement.

Section 4.4.                                Unconditional Obligation.  The obligations of the Borrower to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Borrower shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2, and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off.  Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Borrower (a) will not suspend or discontinue any payments provided for in Section 4.2; (b) will perform and observe all of its other covenants contained in this Agreement; and (c) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.5.                                Assignment of Issuer’s Rights.  As security for the payment of the Bonds, the Issuer will assign to the Trustee the Issuer’s rights under this Agreement, including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights).  The Issuer hereby directs the Borrower to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture.  The Borrower hereby consents to such assignment and agrees to make payments directly to the Trustee without defense or set-off by reason of any dispute between the Borrower and the Issuer or the Trustee.

Section 4.6.                                Amounts Remaining in Funds.  It is agreed by the parties hereto that after payment in full of (a) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (b) the fees, charges and expenses of the Issuer, the Trustee, and any Paying Agents in accordance with the Indenture, and (c) all other amounts required to be paid under this Agreement and the Indenture, any amounts remaining in any fund held by the Trustee under the Indenture (except the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture.

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1.                                Right of Access to the Project.  The Borrower agrees that during the term of this Agreement, the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project; provided that reasonable notice shall be given to the Borrower at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Borrower’s normal business operations.

Section 5.2.                                The Borrower’s Maintenance of its Existence.  The Borrower covenants and agrees that during the term of this Agreement it will maintain its existence as a limited liability company in good standing, as the case may be, in its state of incorporation, shall be qualified to conduct business in the State of Michigan, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity so that it is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that it may enter into such transaction, if (a) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of its obligations hereunder and under the Tax Certificate, (b) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State, and (c) it shall deliver to the Trustee prior to the consummation of the transaction an Approving Opinion addressed to the Trustee, and (d) no Event of Default has occurred or is continuing hereunder.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Section 5.3.                                Records and Financial Statements of Borrower.

(a)                                 The Borrower covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Borrower relating to the Project.  Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.

(b)                                 The Borrower agrees to furnish to the Issuer and the Trustee as soon as available, and in any event within 120 days after the end of each fiscal year, copies of the balance sheet of the Borrower as at the end of such fiscal year, and of the statements of income, retained earnings and changes in financial condition of the Borrower for such fiscal year.  Such balance sheet and statements shall be prepared in reasonable detail, in accordance with generally accepted accounting principles, and shall be accompanied by the report thereon of an independent public accountant.  In the event that the Borrower is required to file Form 10-K under the Securities Exchange Act of 1934, as amended, the Borrower may, in lieu of furnishing the financial statements hereinabove described, furnish such Form 10-K to the Issuer and the Trustee promptly after such report is available.  The Trustee shall have no duty to review, verify or analyze such balance sheet, Form 10-K or statements and shall hold such balance sheet, Form 10-K and statements solely as a repository for the benefit of the Bondholders; the Trustee shall not be deemed to have notice of any information contained therein or Event of Default which may be disclosed therein in any available manner.

Section 5.4.                                Insurance.  The Borrower agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are required by Section 5 of the Leasehold Mortgage and Section 13.01 of the Lease Agreement.

The Borrower shall deliver to the Trustee within 120 days of the end of each Fiscal Year during the term of this Agreement a certificate stating that all insurance required by this Section is in full force and effect.  The Trustee may conclusively rely on such certificate.

Section 5.5.                                Maintenance and Repairs; Taxes; Utility and Other Charges.  The Borrower agrees to maintain the Project during the term of this Agreement (a) in as reasonably safe condition as its operations shall permit and is customary in the industry and (b) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof.  Any replacement, repair, rebuilding or restoration of the Project shall be done in accordance with any permits or governmental agreements applicable to the facilities being improved as part of the Project.

The Borrower agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project prior to or on a parity with the charge thereon and the pledge or assignment thereof to be created therefrom or under this Agreement, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid during the term of this Agreement.  The Borrower may, at the Borrower’s expense and in the Borrower’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.  Notwithstanding such contest or appeals, the Borrower shall pay not less than the amount of tax or assessment which the Borrower admits in good faith to be owing.

Section 5.6.                                Qualification in the State.  To the extent either of the Borrower, or any successor or assignee as permitted by Section 5.2, is not organized under the laws of the State, it agrees that throughout the term of this Agreement it will be in good standing in the State.

Section 5.7.                                Tax Covenant.  The Borrower covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be Tax-exempt and shall take no action that would result in such interest not being Tax-exempt.  Without limiting the generality of the foregoing, the Borrower agrees to comply with the provisions of Section 6.1 hereof and of the Tax Certificate, which are hereby incorporated herein.  This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8.                                Notices and Certificates to Trustee.  Borrower hereby agrees to provide the Trustee with the following:

(a)                                 Within one hundred twenty (120) days of the end of the fiscal year of the Borrower, a certificate of the Borrower to the effect that all payments have been made under this Agreement and that, to the best of his or her knowledge, there exists no Event of Default or unmatured default;

(b)                                 Upon knowledge of a Loan Event of Default or event of default, as the case may be, under this Agreement, the Indenture or any other Borrower Loans Document, the Gas Sale Agreement or the Lease Agreement, notice of such Loan Event of Default or event of default, which shall include a description of the nature of such event and what steps are being taken to remedy such Loan Event of Default or event of default;

(c)                                  On or before December 15 of each year, commencing December 15, 2014, during which any of the Bonds are outstanding, a written disclosure of any significant change known to the Borrower that occurs which would adversely impact the Trustee’s ability to perform its duties under the Indenture, or of any conflicts which may result because of other business dealings between the Trustee and the Borrower.

(d)                                 The Borrower shall deliver to the Trustee and the Depository Bank at the addresses set forth herein, or at such other address as the Trustee or the Depository Bank may designate in writing from time to time to the Borrower, concurrently with the receipt thereof by the Borrower, a copy of each material notice (including but not limited to notice of termination of a Gas Sale Agreement), request or demand given by any party pursuant to a Gas Sale Agreement.

Section 5.9.                                Continuing Disclosure.  Pursuant to the federal Securities and Exchange Commission (the “S.E.C.”) Rule 15c2-12 promulgated under the Securities Exchange Act of 1934, as amended, the Borrower hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements promulgated thereunder, as such rule may from time to time hereafter be amended or supplemented.  Notwithstanding any other provision of this Agreement, failure of the Borrower to comply, or to cause compliance with, the requirements of S.E.C. Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event; however, the Trustee, at the written request of any Holder of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee or any Bondholder or beneficial owner of the Bonds, take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause the Borrower to comply with its obligations pursuant to this Section 5.9.

Section 5.10.                         Cooperation in Filings and Other Matters.  The Issuer and the Borrower agree to cooperate, upon the request of either party, at the expense of the Borrower, in the filing and renewal of UCC-1 Financing Statements.

Section 5.11.                         Compliance with Indenture.  The Borrower recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of Costs of the Project and the administration and investment of certain funds.  The Borrower has reviewed the Indenture and hereby assents to all provisions of the Indenture.  The Borrower shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Borrower by the Indenture, or this Agreement.

Section 5.12.                         Other Agreements.  The Borrower hereby covenants and agrees to maintain in effect during the term of this Agreement the Borrower Loan Documents, the Lease Agreement, the Vernon Gas Sale Agreement, the Clean Energy Gas Sale Agreement, other Gas Sale Agreements, Project Revenue Generating Agreements, the Gas Transportation Agreements and any collateral assignments and security documents entered into for purposes of securing the Bonds, and to comply with the terms and conditions thereunder.

Section 5.13.                         Damage; Destruction and Eminent Domain.  If, during the term of this Agreement, the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Borrower or the Trustee receives Net Proceeds of Insurance or any condemnation award in connection therewith, the Borrower, to the extent it is not required to prepay the indebtedness hereunder in accordance with Section 8.3 hereof and as otherwise permitted by the Leasehold Mortgage (and unless it shall have exercised its option to prepay the indebtedness hereunder pursuant to the provisions of Section 8.3 hereof), shall cause such Net Proceeds of Insurance or an amount equal thereto (i) to be used for the repair, construction or improvement of such facilities, or such portion thereof, as “exempt facilities” within the meaning of Section 142 of the Code, or (ii) to be deposited into the Bond Fund (but only for application, as instructed by the Authorized Representative of the Borrower, to the purchase of Bonds for the purposes of cancellation in the manner provided in the Indenture), or (iii) to be used for any combination of the purposes permitted by (and subject to the conditions described in) clauses (i) and (ii) above.

ARTICLE VI
SPECIAL TAX COVENANTS

Section 6.1.                                Special Tax Covenants.

(a)                                 Qualifying Costs.  The Borrower shall not cause any Proceeds of the Bonds to be expended, except pursuant to the Indenture and this Agreement.  The Issuer agrees to act in accordance with its duties under the Indenture.  The Borrower shall not (i) requisition or otherwise allow payment out of Proceeds of the Bonds (A) if such payment is to be used for the acquisition (including reimbursement therefor in compliance with the Code) of any property (or an interest therein) unless the first use of such property is pursuant to such acquisition, provided that this clause (A) shall not apply (1) to any building (and the equipment purchased as a part thereof, if any) if the “rehabilitation expenditures”, as defined in Section 147(d) of the Code, with respect to the building equal or exceed 15% of the portion of the cost of acquiring the building (including such equipment) financed with the Proceeds of the Bonds, or (2) to any other property if the rehabilitation expenditures with respect thereto equal 100% of the cost of acquiring such property financed with the Proceeds of the Bonds; (B) if as a result of such payment, 25% or more of the Proceeds of the Bonds would be considered as having been used directly or indirectly for the acquisition of land (or an interest therein); (C) if, as a result of such payment, less than 95% of the Net Proceeds of the Bonds, expended at the time of such acquisition would be considered as having been used for (1) costs that constitute capital expenditures as defined in Section 1.150-1(b) of the Regulations; or (2) costs associated with facilities that will be used solely for the collection, storage, treatment, utilization, processing or final disposal of solid waste or (3) costs for land, buildings or other property that is functionally related or subordinate to such property (“Qualifying Costs”); (D) if paid prior to the Issuance Date and fails to satisfy the reimbursement rules under Section 1.150-2 of the Regulations; or (E) if such payment is used to pay Costs of Issuance of the Bonds, for an aggregate amount in excess of 2% of the Sale Proceeds of the Bonds; (ii) take or omit, or permit to be taken or omitted, any other action with respect to the use of such Proceeds the taking or omission of which has or would result in the loss of Tax-exempt status of the interest on the Bonds; or (iii) take or omit, or permit to be taken or omitted, any other action the taking or omission of which has or would cause the loss of such Tax-exempt status of the interest on the Bonds.

(b)                                 Prohibited Uses.  Without limiting the generality of the foregoing, the Borrower will not use the Proceeds of the Bonds, or permit such Proceeds to be used directly or indirectly, for the acquisition of land (or an interest therein) to be used for farming purposes, or to provide any airplane, skybox or other private luxury box, any health club facility, any facility primarily used for gambling, any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(c)                                  Land.  No portion of the Proceeds of the Bonds will be used directly or indirectly for the acquisition of land or any interest therein to be used for the purpose of farming and less than 25% of the Proceeds of the Bonds are or will be used directly or indirectly for the acquisition of land to be used for purposes other than farming.

(d)                                 Commencement of Construction; First Users.  The Borrower hereby represents that it will not requisition any amounts from the Proceeds of the Bonds to pay costs incurred before the Issuance Date of the Bonds if such amounts were paid more than 60 days prior to the date of “official action” of the Issuer within the meaning of Section 142 of the Code, which took place on June 22, 2011.

(e)                                  Economic Life of Project.  The Borrower hereby represents that the weighted average maturity of the Bonds does not exceed 120% of the “average reasonably expected economic life” of the components comprising the Project, determined pursuant to Section 147(b) of the Code.  For purposes of the preceding sentence, the reasonably expected economic life of each property constituting the Project shall be determined as of the later of (i) the Issuance Date of the Bonds or (ii) the date on which such property is placed in service (or expected to be placed in service).  In addition, land shall not be taken into account in determining the reasonably expected economic life of property.  The Borrower agrees that it will not make any changes in the Project which would, at the time made, cause 120% of the “average reasonably expected economic life” of the components of the Project, determined pursuant to Section 147(b) of the Code, to be less than the “weighted average maturity” of the Bonds.

(f)                                   Certificate of Information; Internal Revenue Service Form 8038.  The Borrower hereby represents that the information contained herein and in the Tax Certificate delivered in connection with the issuance of the Bonds with respect to the compliance with the requirements of Section 103 and Sections 141 through 150 of the Code, including the information in Internal Revenue Service Form 8038 (excluding the issue number and the employer identification number of the Issuer) filed by the Issuer with respect to the Bonds and the Project, is true and correct in all material respects.

(g)                                  Use by United States of America or Its Agencies.  The Borrower has not permitted and shall not permit the Project to be used or occupied other than as a member of the general public in any manner for compensation by the United States of America or an agency or instrumentality thereof, including any entity with statutory authority to borrow from the United States of America (in any case within the meaning of Section 149(b) of the Code) unless, with respect to any future use of the Project, the Borrower shall deliver to the Trustee an Approving Opinion addressed to the Trustee.

(h)                                 Other Bonds.  The Borrower agrees that during the period commencing on the date of the issuance of the Bonds and ending 15 days thereafter, there shall be issued no “private activity bonds,” as defined in Section 141 of the Code, which are guaranteed or otherwise secured by payments to be made by the Borrower or any “related person” (or group of “related persons”) unless the Borrower shall deliver to the Trustee an Approving Opinion of Bond Counsel addressed to the Trustee in connection with the issuance of such “private activity bonds”.

(i)                                     Solid Waste Disposal Facilities.  Not less than 95% of the Net Proceeds of the Bonds shall be used to provide facilities that (i) process solid waste in a qualified solid waste disposal process (within the meaning of Treas. Reg. Section 1.142(a)(6)-1(d)), (ii) perform preliminary functions (within the meaning of Treas. Reg. Section 1.142(a)(6)-1(f)), or (iii) are functionally related or subordinate to the facilities described in (i) or (ii).

(j)                                    Change in Use.  The Borrower shall not cause any change in use of the Project that would not satisfy the requirements of Section 1.150-4 of the Regulations (or a successor Regulation or similar) without an Approving Opinion of Bond Counsel.

(k)                                 Bonds Are Not Hedge Bonds.  The Borrower covenants and agrees that not more than 50% of the Proceeds of the Bonds will be invested in nonpurpose investments (as described in Section 1.148-1(b) of the Regulations) having a substantially guaranteed Yield for four years or more within the meaning of Section 149(g)(3)(A)(ii) of the Code, and the Borrower reasonably expects that at least 85% of the spendable proceeds of such Bonds will be used to carry out the governmental purposes of the Bonds within the three-year period beginning on the Issuance Date.

(l)                                     Yield on Investment of Gross Proceeds.  The Borrower will restrict the cumulative, blended Yield on the investment of the Gross Proceeds of the Bonds to the Yield of the Bonds, except for amounts (i) not subject to yield restriction because of (A) the availability of any applicable temporary period under Section 148(c) of the Code and Section 1.148-2(e) of the Regulations, (B) deposited in a reasonably required reserve or replacement fund described in Section 148(d) of the Code and Section 1.148-2(f)(2) of the Regulations or in a bona fide debt service fund described in Section 1.148-1(b) of the Regulations (including the Bond Fund) or (C) subject to the minor portion exception described in Section 1.148-2(g) of the Regulations, or (ii) invested at a restricted yield by virtue of being invested in obligations described in Section 103(a) of the Code that are not “specified private activity bonds” within the meaning of Section 57(a)(5)(C) of the Code to the extent required by the Code or the Regulations.

(m)                             No Arbitrage.  The Borrower will not use or invest the Proceeds of the Bonds such that such Bonds become “arbitrage bonds” within the meaning of Section 148 of the Code.

(n)                                 Rebate.  The Borrower agrees to retain a rebate analyst and to take all steps necessary to compute and pay any rebatable arbitrage in accordance with Section 148(f) of the Code and Section 1.148-3 of the Regulations, including:

(i)                                     Delivery of Documents and Money on Computation Dates.  Except in the case where the Borrower has (1) satisfied the spending requirements set forth in the Tax Certificate so as to exempt the Borrower from any rebate liability with respect to the Bonds and (2) delivered a certificate, signed by an Authorized Representative of the Borrower, certifying that the Borrower has satisfied such spending requirements and is exempt from any rebate liability with respect to the Bonds, the Borrower shall deliver to the Trustee, within 45 days after each Computation Date for the Bonds:

(A)                               a statement, signed by an Authorized Representative of the Borrower, stating the Rebate Amount for the Bonds as of such Computation Date; and

(B)                               (1) if such Computation Date is not the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund, is equal to at least 90% of the Rebate Amount in respect of the Bonds as of such Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of the Bonds, and (2) if such Computation Date is the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund in respect of the Bonds, is equal to the Rebate Amount as of such Final Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of such Bonds; and

(C)                               to the extent any Rebate Amount is due, an Internal Revenue Service Form 8038-T completed as of such Computation Date.

(ii)                                  Correction of Underpayments.  If the Trustee, the Issuer or the Borrower shall discover or be notified as of any date that any payment paid to the United States Treasury pursuant to Section 5.5 of the Indenture of an amount described in Section 6.1(n)(i) above shall have failed to satisfy any requirement of Section 1.148-3(f) of the Regulations (whether or not such failure shall be due to any default by the Borrower, the Issuer, or the Trustee), the Borrower shall (A) deliver to the Trustee and the Issuer a brief written explanation of such failure and any basis for concluding that such failure was innocent and (B) pay to the Trustee (for deposit to the Rebate Fund) and cause the Trustee to pay to the United States Treasury from the Rebate Fund the penalty in respect thereof and as specified in Section 1.148-3(h) of the Regulations, within 45 days after any discovery or notice.

(iii)                               Records.  The Borrower shall retain all of its accounting records relating to the Bond Fund, the Project Fund, the Debt Service Reserve Fund and the Rebate Fund and all calculations made in preparing the statements described in this Section 6.1(n) for at least six years after the date on which no Bonds are Outstanding.

(iv)                              Borrower Authorized to Act on Behalf of Issuer.  The Issuer hereby authorizes the Borrower to exercise, on behalf of the Issuer, any election pursuant to Section 1.148-3 of the Regulations and the Issuer will cooperate with the Borrower and execute any form or statement required by such Regulations to perfect any such election.

(v)                                 Fees and Expenses.  The Borrower agrees to pay all of the reasonable fees and expenses of Bond Counsel, a certified public accountant, a rebate analyst and any other necessary consultant employed by the Borrower, the Trustee, or the Issuer in connection with computing the Rebate Amount, so long as the Borrower have consented in writing in advance to such employment.

(vi)                              No Diversion of Rebatable Arbitrage.  The Borrower will not indirectly pay any amount otherwise payable to the federal government pursuant to the foregoing requirements to any person other than the federal government by entering into any investment arrangement with respect to the Gross Proceeds of the Bonds which is not purchased at fair market value or includes terms that the Borrower would not have included if Bonds were not subject to Section 148(f) of the Code.

(vii)                           Investment of Rebate Fund.  In the event funds are deposited to the Rebate Fund, the Borrower shall give the Trustee instructions as the investment of such funds upon deposit of such funds in accordance with Section 5.4 and Section 5.5 of the Indenture.

(o)                                 Covenant to Maintain Tax Exemption.  The Borrower hereby covenants and agrees that it shall not take any action, cause any action to be taken, omit to taken any action or cause any omission to occur which would cause the interest on the Bonds to lose their Tax-exempt status.  To the extent that published rulings of the Internal Revenue Service, or amendments to the Code or the Regulations modify the covenants of the Borrower which are set forth in this Section 6.1 or which are necessary to preserve the Tax-exempt status of the interest on the Bonds, the Borrower will comply with such modifications.

ARTICLE VII
LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1.                                Loan Default Events.  Any one of the following which occurs and continues shall constitute a “Loan Default Event:”

(a)                                 Failure of the Borrower to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b)                                 Failure of the Borrower to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a) above), which continues for a period of 30 days after written notice by the Issuer or the Trustee delivered to the Borrower, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued in good faith until the default is corrected, which correction must be effected within 180 days of the date of such default notice; or

(c)                                  The dissolution or liquidation of the Borrower or the filing by the Borrower of a voluntary petition in bankruptcy, or failure by the Borrower promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Borrower’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Borrower under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition or answer shall not be discharged or denied within ninety days after the filing thereof, or if the Borrower shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Borrower shall be appointed in any proceeding brought against the Borrower and shall not be discharged within ninety days after such appointment or if the Borrower shall consent to or acquiesce in such appointment, or assignment by the Borrower for the benefit of its creditors, or the entry by the Borrower into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Borrower under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Borrower shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Borrower,” as used in this subsection, shall not be construed to include the cessation of the existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another entity or a dissolution or liquidation of the Borrower following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(d)                                 The existence of an “Event of Default” (as defined therein) under the Indenture.

Section 7.2.                                Remedies on Default.  Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a)                                 The Trustee, by written notice to the Issuer and the Borrower, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture.  Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b)                                 The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Borrower.

(c)                                  The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement, and payment and performance of the Borrower’s obligations may also be enforced by mandamus or by the appointment of a receiver in equity with power to charge any payments due from the Borrower hereunder and to apply the same.

In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer, then, and in every such case, the Borrower, the Trustee and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower, the Trustee, and the Issuer shall continue as though no such action had been taken.

The Borrower covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Borrower will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Borrower shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Borrower and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3.                                Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Borrower should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees to pay promptly to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4.                                No Remedy Exclusive.  No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law.  Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer.

Section 7.5.                                No Additional Waiver Implied by One Waiver.  In the event any agreement or covenant contained in this Agreement should be breached by the Borrower and thereafter waived by the Issuer or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII
PREPAYMENT

Section 8.1.                                Redemption of Bonds with Prepayment Moneys.  By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.5 hereof, the Borrower agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII.  The Indenture provides that the Trustee shall use the moneys so paid to it by the Borrower to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof.  The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Borrower pursuant to the Indenture or this Agreement.

Section 8.2.                                Options to Prepay Installments.  The Borrower shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(b) of the Indenture if the conditions under said Section 4.1(b) are met and at the times and at the prices set forth in Section 4.1(c) of the Indenture.

Section 8.3.                                Mandatory Prepayment.

(a)                                 If a mandatory redemption of the Bonds is required by Section 4.1(a) of the Indenture, the Borrower shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

(b)                                 The Borrower shall have and hereby accepts the obligation to prepay Loan Payments with respect to the Bonds in the amounts required to make sinking fund payments pursuant to Section 4.1(d) of the Indenture.

Section 8.4.                                Amount of Prepayment.  In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the earnings on any moneys and securities deposited with the Trustee and available for such purpose, to pay (a) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (b) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (c) all other liabilities of the Borrower accrued and to accrue under this Agreement.  In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5.                                Notice of Prepayment.  To exercise an option granted in or to perform an obligation required by this Article VIII, the Borrower shall give written notice at least fifteen (15) days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made.  If the Borrower fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, or by the Trustee.  The Issuer and the Trustee, at the written request of the Borrower or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.  The Issuer hereby appoints the Borrower to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Borrower as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION

Section 9.1.                                Non-liability of Issuer.  The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues.  The Borrower hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Borrower pursuant to this Agreement, together with other Revenues with respect to the Bonds, including investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Issuer, or any third party.

Section 9.2.                                Expenses.  The Borrower covenants and agrees to indemnify the Issuer and the Trustee and its officers, directors, agents and employees against, and to reimburse them promptly for, all claims, liabilities, losses, actions, suits, damages, judgments, expenses and reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture or any other document executed in connection herewith or therewith.  This Section 9.2 shall survive the termination of this Agreement or the earlier removal or resignation of the Trustee.

Section 9.3.                                Indemnification.

(a)                                 The Issuer and its members, officers, agents, and employees (the “Indemnified Persons”) shall not be liable to the Borrower for any reason. The Borrower shall indemnify and hold the Issuer and the Indemnified Persons harmless from any loss, expense (including reasonable counsel fees), or liability of any nature due to any and all suits, actions, legal or administrative proceedings, or claims arising or resulting from, or in any way connected with:

(1)                                 the construction, acquisition, installation, operation, use or maintenance of the Project,

(2)                                 any act, failure to act, or misrepresentation by any person, firm, corporation, or governmental agency, including the Issuer, in connection with the issuance, sale, or delivery of the Bonds,

(3)                                 any act, failure to act, or misrepresentation by the Issuer in connection with this Agreement, the Indenture, or any other document involving the Issuer in this matter, or

(4)                                 the selection and appointment of firms providing services related to the Bond transaction.

If any suit, action, or proceeding is brought against the Issuer or any Indemnified Person, that action or proceeding shall be defended by counsel to the Issuer or the Borrower, as the Issuer shall determine. If the defense is by counsel to the Issuer, which is the Attorney General of the State or may, in some instances, be private, retained counsel, the Borrower shall indemnify the Issuer and Indemnified Persons for the reasonable cost of that defense including reasonable counsel fees. If the Issuer determines that the Borrower shall defend the Issuer or Indemnified Person, the Borrower shall immediately assume the defense at its own cost. The Borrower shall not be liable for any settlement of any proceeding made without its consent (which consent shall not be unreasonably withheld).

(b)                                 The Borrower shall not be obligated to indemnify the Issuer or any Indemnified Person under subsection (a), if a court with competent jurisdiction finds that the liability in question was caused by the willful misconduct or sole gross negligence of the Issuer or the involved Indemnified Person, unless the court determines that, despite the adjudication of liability but in view of all circumstances of the case, the Issuer or the Indemnified Person(s) is (are) fairly and reasonably entitled to indemnity for the expenses which the court considers proper.

(c)                                  The Borrower shall also indemnify the Issuer for all costs and expenses, including reasonable counsel fees, incurred in:

(1)                                 enforcing any obligation of the Borrower under this Agreement or any related agreement,

(2)                                 taking any action requested by the Borrower,

(3)                                 taking any action required by this Agreement, the Indenture, the Bond Placement Agreement or any related agreement, or

(4)                                 taking any action considered necessary by the Issuer and which is authorized by this Agreement, the Indenture, the Bond Placement Agreement, or any related agreement.

(d)                                      The indemnification provisions herein contained shall not be exclusive or in limitation of, but shall be in addition to, the rights to indemnification of the Indemnified Persons or the Indemnified Parties under any other agreement or law by which the Borrower is bound or subject to.

(e)                                       The obligations of the Borrower under this Section 9.3 shall survive any assignment or termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1.                         Notices.  All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Borrower, or the Trustee, as the case may be, as follows:

To the Issuer:                                                                                                                                                   Michigan Strategic Fund
300 North Washington Square
Lansing, MI 48913, 4th Floor
Attention:  President
Telephone:  (517) 373 - 2778
Facsimile:  (517) 373 - 6683

To the Borrower:                                                                                                                                 Canton Renewables, LLC
c/o
Clean Energy Renewable Fuels, LLC
4675 MacArthur Court, Suite 800
Newport Beach, CA 92660
Attention: Nate Jensen
Telephone: (949) 437-1180
Facsimile:  (949) 424-8285

To the Trustee:                                                                                                                                           The Bank of New York Mellon Trust Company, N.A.
719 Griswold Street, 9th Floor
Detroit, MI  48226
Attn: Corporate Trust Department — Kellee Przytulski
Telephone:  (313) 964-6362
Facsimile:  (313) 967-5190

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Borrower to the other shall also be given to the Trustee.  Notices to the Trustee are effective only when actually received by the Trustee.  The Issuer, the Borrower and the Trustee may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.2.                         Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 10.3.                         Execution of Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.4.                         Amendments, Changes and Modifications.  Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Borrower, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

Section 10.5.                         Governing Law.  This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State; provided however that the rights, duties and indemnities of the Trustee shall be governed by the laws of the State of Michigan.

Section 10.6.                         Authorized Representative.  Whenever under the provisions of this Agreement the approval of the Borrower is required or the Borrower is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Borrower by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 10.7.                         Term of the Agreement.  This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 10.8.                         Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

Section 10.9.                         Complete Agreement.  The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.

Section 10.10.                  Business Days.  If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 10.11.                  Waiver of Personal Liability.  No director, member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Borrower or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement.

Section 10.12.                  Third Party Beneficiary.  The Trustee shall be deemed a third party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its name, and the Borrower has caused this Agreement to be executed in its name, each by its duly authorized officer, all as of the date first above written.

MICHIGAN STRATEGIC FUND

By:	/s/ Diane E. Cranmer
Diane E. Cranmer
Its: Private Activity Bond Specialist
Authorized Michigan Strategic Fund Officer

CANTON RENEWABLES, LLC

By:	/s/ Harrison S. Clay
Name:	Harrison S. Clay
Title:	President

EXHIBIT A

DESCRIPTION OF PROJECT

The proceeds of the Bonds will be loaned to Canton Renewables, LLC to finance or refinance the cost of acquiring, constructing, rehabilitating, developing, improving and equipping certain capital improvements, infrastructure and equipment relating to certain landfill and landfill gas processing facilities, including but not limited to (i) systems to process and treat the raw landfill gas, including sulfur and contaminate removal systems, wells, pipelines and related equipment and facilities for the collection and transport of the landfill gas to the Processing Plant (collectively, the “Project”) at Sauk Trail Hills Landfill located at 5011 South Lilley Road, Canton, Wayne County, Michigan.